Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of June 29, 2017 by and between InVivo Therapeutics Holdings Corp., a Nevada corporation located at One Kendall Square, Suite B14402, Cambridge, MA 02139 (“InVivo”), and Richard Toselli, M.D., an individual residing at 1052 East Shore Road, Jamestown, RI 02835 (“Consultant”).

WHEREAS, InVivo operates a business that develops, markets and distributes certain products for the treatment of neurological diseases and has a specialized focus on spinal cord injuries; and

WHEREAS, InVivo desires to retain Consultant to provide the services specified herein, and Consultant wishes to be retained for such purposes on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the parties agree as follows:

1.         Services.  Consultant agrees to perform the services listed in Exhibit A hereto, as such may be amended in writing from time to time by the parties in accordance with the terms set forth herein (the “Services”).  Unless the parties specifically agree otherwise, Consultant shall devote at least 40 hours per week to the performance of the Services either at InVivo’s offices in Cambridge, Massachusetts, at potential or actual clinical trial sites, in meetings with the FDA, analysts, potential or actual investors, or at medical conferences.  On normal working days from Monday-Thursday when Consultant is not required to attend InVivo-related meetings outside of InVivo’s offices, Consultant is expected to perform the Services at InVivo’s offices in Cambridge. Consultant will make himself available to perform the Services at such other times and locations as may be mutually agreed.   In addition, Consultant is expected to carry an InVivo-provided mobile phone at all times to receive calls from clinical trial sites and respond to their questions.

Consultant agrees to respect all InVivo policies and procedures in providing these services, including its Code of Business Conduct and Ethics.

2.         Payment.  In consideration of the Services performed by Consultant, InVivo agrees to pay Consultant in accordance with the terms listed in Exhibit A, or as that Exhibit may be amended from time to time by the parties in accordance with the terms set forth herein.  No other amounts shall be payable by InVivo to Consultant.  InVivo will pay Consultant within thirty (30) days after InVivo’s receipt and approval of an invoice, provided that the invoice clearly lists and delineates the Services performed by Consultant and the time spent thereon. Consultant shall submit one such invoice every two weeks.

InVivo shall reimburse Consultant for all reasonable out-of-pocket expenses incurred in performance of Consultant’s duties hereunder; provided such out-of-pocket expenses are supported by reasonable documentation and otherwise comply with InVivo’s Travel & Entertainment Expense Policy. Such expenses shall not, on an individual basis, exceed five hundred dollars ($500) without InVivo’s prior written approval.

3.         Warranties of Consultant. Consultant warrants that (a) the Services performed hereunder will be performed in accordance with the Health Insurance Portability and Accountability Act of 1996 and any other applicable statutes and regulations and will be performed in accordance with good clinical practices; (b) no deliverable shall contain any material owned by any third party, except as disclosed to InVivo in writing prior to Consultant’s incorporating such material into any deliverable, and that as to any such material, Consultant shall have all rights necessary to provide to InVivo the full, unrestricted benefits to such material as incorporated into the deliverable, including without limitation the right to use, market, distribute and copy, and to provide such rights to others; and (c) any work product shall not infringe any third party patent, copyright, trademark or misappropriate any third party trade secret or other intellectual property right.

4.         Term; Termination.  The term of this Agreement shall commence on July 5, 2017 and shall terminate on January 5, 2018  at 5 pm Eastern Standard Time (the “End Time”), provided that (a) either party may terminate this Agreement at any time, with or without cause, upon sixty (60) days written notice to the other party; (b) the non-breaching party may terminate this Agreement upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; (c) InVivo may terminate this Agreement effective immediately by giving written notice to Consultant if Consultant breaches or threatens to breach any provision of Sections 8, 9 or 10; and (d) this Agreement may be terminated prior to the End Time by the mutual written consent of InVivo and Consultant (including in connection with Consultant becoming employed as InVivo’s permanent Chief Medical Officer). Upon termination of this Agreement, InVivo shall pay Consultant all unpaid amounts due for Services completed prior to termination.  Any remedies for breach of this Agreement shall survive any termination or expiration.

5.         Relationship of the Parties.  Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract, except as expressly authorized in writing by an authorized representative of the other party.  InVivo will record payments to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and InVivo will not withhold any federal, state or local employment taxes on Consultant’s behalf.  Accordingly, Consultant is solely responsible for all taxes and withholdings assessed against Consultant, including but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold InVivo harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of an alleged failure by Consultant to satisfy any such obligations; provided, however, that such indemnification shall not apply to any taxes assessable against InVivo as a result of Consultant being classified as an employee.  Consultant will not be considered an employee for purposes of any InVivo employment policy or any employment benefit plan, and Consultant will not be entitled to any benefits under any such policy or benefit plan.

6.         Assignment.  This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of InVivo.  Any attempt to do so shall be void.

7.         Notice.  All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.  Notices to InVivo will be addressed to the Chief Executive Officer, with a copy to the General Counsel.

8.         Non-Competition and Non-Solicitation.   During the period in which Consultant provides Services hereunder, Consultant shall not take on any other consulting work without the Chief Executive Officer’s written approval.  For one (1) year after termination of this Agreement, Consultant shall not, directly or indirectly, anywhere in the world, (i) as owner, manager, stockholder, consultant, director, officer, employee or in any other capacity, act for or for the benefit of any business entity which is developing or commercializing spinal cord injury treatments that could compete directly with InVivo’s products, or (ii) solicit for employment, employ or otherwise utilize any InVivo employee whose work has involved contact with Consultant in connection with these Services unless InVivo consents in writing; provided, however, that the restriction in (i) shall not apply to Consultant’s employment with a business entity where Consultant’s role is entirely unrelated to such business entity’s spinal cord injury program.  Consultant acknowledges that InVivo would not have retained Consultant if this Agreement had not contained Consultant’s covenants in this Section.

If the period of time or the area specified in this section shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof, or both shall be reduced, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Consultant violates any of the restrictions contained in this section, the restrictive period for such Consultant shall not run in favor of him from the time of the commencement of any such violation until such time as such violation shall be cured.

9.         Inventions.  All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the term of this Agreement if related to the business of InVivo or (ii) after the term of this Agreement if resulting or directly derived from Confidential Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of InVivo.  Consultant hereby assigns to InVivo all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of InVivo as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by InVivo at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by Consultant not during normal working hours, not on InVivo’s premises and not using InVivo’s tools, devices, equipment or Proprietary Information.  Consultant further acknowledges that each original work of authorship which is made by Consultant (solely or jointly with others) within the scope of this Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will inform InVivo, in writing before incorporating such Prior Inventions into any Invention, and (ii) InVivo is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto.  Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without InVivo’s prior written permission.

Upon the request of InVivo and at InVivo’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to InVivo and to assist InVivo in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  Consultant also hereby waives all claims to moral rights in any Inventions.

Consultant shall promptly disclose to InVivo all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by InVivo) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of InVivo at all times.

10.       Confidential Information.  Any specifications, drawings, sketches, models, samples, data (including clinical or research data), computer programs or documentation, algorithms, program code, customer information, trade secrets, Inventions (as defined above), know-how, methods, formulas or other technical, financial or business information, (hereinafter referred to as “Confidential Information”) furnished or disclosed to Consultant hereunder shall be deemed the property of and, when in tangible form, shall be returned to InVivo.  Unless such Confidential Information was previously known to Consultant free of any obligation to keep it confidential, or has been or is subsequently made public by InVivo or a third party which had the right to do so, it shall be held in confidence by Consultant, shall be used only for the purposes of performing the Services hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing.

Consultant agrees that it will not at any time publish any Confidential Information that becomes know to it as a result of its relationship with InVivo which is, or pursuant to the terms hereof becomes, the property of InVivo or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent with the prior written consent of InVivo’s Chief Executive Officer.

During the term of this agreement as set forth in Section 4 and for a period of two (2) years thereafter, Consultant agrees to submit to InVivo for a period not to exceed sixty (60) days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by Consultant (each a “Proposed Publication”) which contains information relating to the Services, in sufficient time to enable InVivo to determine if patentable inventions or Confidential Information would be disclosed.

During the Review Period, InVivo will notify Consultant whether InVivo desires to file a patent application on any invention disclosed in the Proposed Publication.  In the event InVivo desires to file a patent application, Consultant will delay publication or disclosure of the Proposed Publication until the first of the following to occur: (1) the filing of a patent application covering such invention, (b) the execution of a written agreement by InVivo and Consultant that no invention is disclosed in such materials, and (c) ninety (90) days after the date that InVivo received the Proposed Publication from Consultant.  Further, if InVivo reports to Consultant that the Proposed Publication contains Confidential Information, Consultant will remove such Confidential Information therein prior to any publication or disclosure.

11.       No Insider Trading.  Consultant is aware of and agrees to comply with the restrictions imposed by federal securities laws on the purchase or sale of InVivo’s securities by any person who has received material non-public information from or on behalf of InVivo and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell InVivo’s securities while in possession of such information.  Consultant agrees to abide by the terms of InVivo’s insider trading policy.

12.       No Conflicts.  Consultant hereby represents and warrants that Consultant has no commitments or obligations inconsistent with this Agreement.  Consultant hereby agrees to indemnify and hold InVivo harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the period during which Consultant’s services are engaged by InVivo, Consultant will not enter into any agreement (oral or written) which may be in conflict with this Agreement.

12.       Return of Property.  Upon InVivo’s request, Consultant shall, within five (5) calendar days of the date this Agreement terminates and regardless of the reason for the termination, return to InVivo all of InVivo’s property in Consultant’s possession or under Consultant’s control, including, but not limited to, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

13.      Miscellaneous.  Any breach of Section 8, 9, or 10 may cause irreparable harm to InVivo for which damages would not be an adequate remedy, and, therefore, InVivo will be entitled to seek injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the federal courts located within the Commonwealth of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.  This Agreement, the indemnification agreement entered into by and between InVivo and Consultant, and the Option Agreement (as defined in Exhibit A) constitute the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded.  Sections 3, 5 and 7-13 shall survive the termination or expiration of this Agreement for any reason. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Other than in performance of the duties of InVivo’s Chief Medical Officer, Consultant shall not advertise, market or otherwise make known to others any information relating to the Services performed under this Agreement, including mentioning or implying the name of InVivo, or any of its personnel, without the prior written consent of InVivo; provided that Consultant may include his position on his resume and tell third parties generally about the services performed.  InVivo shall have the right to publicize Consultant’s affiliation with InVivo and his role as its Chief Medical Officer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

INVIVO THERAPEUTICS HOLDINGS CORP.		Richard Toselli, M.D.

By:	/s/ Mark Perrin	/s/ Richard Toselli, M.D.
	Mark Perrin	Richard Toselli, M.D.
Chairman and Chief Executive Officer

EXHIBIT A

SERVICES

Consultant will provide services to InVivo related to the areas listed on Exhibit B, as well as any other areas that he and InVivo’s Chief Executive Officer agree upon.  Consultant agrees to serve as InVivo’s Chief Medical Officer. Consultant shall perform all duties and activities that, consistent with industry practice, would typically be performed by a Chief Medical Officer. Prior to the End Time, InVivo will advise Consultant as to whether it is offering Consultant the role of permanent Chief Medical Officer.

FEES AND OTHER COMPENSATION

InVivo will pay Consultant at the rate of $50,000 per month.  If this Agreement is terminated, payment for the current month will be made on a pro-rata daily basis. Although it is expected that Consultant will work approximately 160 hours per month, the monthly consulting fee is a fixed amount and shall not be subject to increase regardless of the number of hours expended in any given month by Consultant in the provision of the Services.

In consideration for Consultant’s Services, InVivo shall grant to Consultant, subject to the approval of the Compensation Committee of InVivo’s Board of Directors, a non-statutory option under InVivo’s 2015 Equity Incentive Plan for the purchase of 325,000 shares of common stock of InVivo at a price per share equal to the closing price of InVivo’s common stock on the date of grant (the “Option”).  The Option will be governed by the Stock Option Agreement attached hereto as Exhibit C (the “Stock Option Agreement”).

EXHIBIT B

Areas of Service

1.      Conduct and complete the following:

2.      INSPIRE study –  patient safety

3.      CRO management: INSPIRE, Cervical

4.      Evaluation of secondary endpoints

5.      CONTEMPO study

6.      Protocol Amendments

7.      Imaging study

8.      Cervical submission to FDA

9.      Cervical study – Canada

10.    GCP compliance

11.    Post-INSPIRE patient program

12.    FDA submissions

13.    CE Mark (when appropriate)

EXHIBIT C

Stock Option Agreement

2015 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION AWARD

Unless otherwise defined herein, the terms defined in the InVivo Therapeutics Holdings Corp. (the “Company”) 2015 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Stock Option Award and the attached Stock Option Award Agreement (together, the “Award Agreement”).

Richard Toselli (the “Participant”)

1052 East Shore Road
Jamestown, RI 02835

The undersigned Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant	07/05/2017	Total Exercise Price	$828,750
Exercise Price per Share	$2.55	Type of Option	[ ] Incentive Stock Option [X] Nonstatutory Stock Option
Total Number of Shares Granted	325,000	Expiration Date	07/05/2027

Vesting Schedule:    So long as Participant is an employee, consultant or director of the Company as of the applicable vesting determination date, the Shares will vest and become exercisable as follows:

Vesting Date	Vesting Shares	Total Shares Vested
7/5/2018	81,250	81,250
8/5/2018	6,771	88,021
9/5/2018	6,771	94,792
10/5/2018	6,771	101,563
11/5/2018	6,771	108,334
12/5/2018	6,771	115,105
1/5/2019	6,770	121,875
2/5/2019	6,771	128,646
3/5/2019	6,771	135,417
4/5/2019	6,771	142,188
5/5/2019	6,771	148,959
6/5/2019	6,771	155,730
7/5/2019	6,770	162,500
8/5/2019	6,771	169,271

9/5/2019	6,771	176,042
10/5/2019	6,771	182,813
11/5/2019	6,771	189,584
12/5/2019	6,771	196,355
1/5/2020	6,770	203,125
2/5/2020	6,771	209,896
3/5/2020	6,771	216,667
4/5/2020	6,771	223,438
5/5/2020	6,771	230,209
6/5/2020	6,771	236,980
7/5/2020	6,770	243,750
8/5/2020	6,771	250,521
9/5/2020	6,771	257,292
10/5/2020	6,771	264,063
11/5/2020	6,771	270,834
12/5/2020	6,771	277,605
1/5/2021	6,770	284,375
2/5/2021	6,771	291,146
3/5/2021	6,771	297,917
4/5/2021	6,771	304,688
5/5/2021	6,771	311,459
6/5/2021	6,771	318,230
7/5/2021	6,770	325,000

Acceleration:    Notwithstanding the foregoing, (i) if the Participant’s relationship with the Company is terminated without Cause by the Company within the twelve month period following a Change in Control, the Shares which would have vested in each vesting installment remaining under this Option will vest and become exercisable immediately unless this Option has otherwise expired or been terminated pursuant to its terms or the terms of the Plan; and (ii) if (a) that certain Consulting Agreement, dated as of June 29, 2017, by and between the Company and the Participant (the “Consulting Agreement”) is not terminated prior to the End Time (as defined therein) and (b) at no point prior to the End Time has the Company, for any reason other than nonperformance (as determined by the Chief Executive Officer of the Company in his sole discretion), offered the Participant employment as the Company’s Chief Medical Officer on a non-interim basis on terms to be mutually agreed upon by the parties ((a) and (b) together, a  “Trigger Event”), then twenty-five percent (25%) of the Shares shall immediately vest at the End Time.

STOCK OPTION

AWARD AGREEMENT

1.         Grant of Option.  The Board hereby grants as of the Date of Grant to the Participant an option (the “Option”) to purchase up to the Total Number of Shares Granted (the “Shares”) set forth in the Notice of Stock Option Award, at the Exercise Price per Share set forth in the Notice of Stock Option Award (the “Exercise Price”), subject to the terms and conditions of the InVivo Therapeutics Holdings Corp. 2015 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference.

This Option is intended to be a Nonstatutory Stock Option.

2.         Exercise of Option.

i.         Right to Exercise.  Except as provided elsewhere in this Award Agreement, including, but not limited to, Section 3, this Option shall be exercisable until the Expiration Date as to the Total Number of Shares Granted which have vested in accordance with the Vesting Schedule set out in the Notice of Stock Option Award and with the applicable provisions of the Plan and this Award Agreement.

ii.        Method of Exercise.

(a)         Generally.  This Option shall be exercisable in whole or in part by delivery of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) which shall state:  (I) the election to exercise the Option; (II) the number of vested Shares with respect to which the Option is being exercised (the “Exercised Shares”); and (III) such representations and agreements contained in the Exercise Notice.  Subject to the provisions of Section 2(ii)(b) below, (1) the Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and  (2) this Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by payment of the aggregate Exercise Price.

(b)         Net Issue Exercise.  The Participant may exercise this Option as to the Exercised Shares but, instead, elect to receive a number of Shares (in lieu of the Exercised Shares and in lieu of paying the aggregate Exercise Price to the Company for the Exercised Shares as required by Section 2(ii)(a) above) determined by the following formula:

X=Y(A-B)
       A

Where X = the number of Shares to be issued to the Participant.

Y = the number of Exercised Shares.

A = the Fair Market Value of one Share (at the date of such calculation).

B = the Exercise Price (as adjusted to the date of such calculation).

(c)         Compliance with Laws.  No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with applicable laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Participant on the date on which the Option is properly exercised with respect to such Shares in accordance with the terms of the Award Agreement.

3.         Termination.  Unless otherwise specified in any employment or other agreement for services between the Participant and the Company, the provisions of this Section 3 shall apply upon termination of a Participant’s Continuous Service.  Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following: (i) three months (or twelve months if a Trigger Event has occurred)  after the date on which the Participant’s Continuous Service is terminated other than by reason of (a) a termination by the Company for Cause, (b) Disability of the Participant as determined by a medical doctor satisfactory to the Committee or (c) the death of the Participant; (ii) immediately upon termination of Participant’s Continuous Service for Cause, and (iii) twelve months after the date of termination of the Participant’s Continuous Service due to death or Disability.  In no event may Participant exercise this Option after the Expiration Date.

4.         No Rights of Stockholders.  Neither the Participant nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon exercise of this option, in whole or in part, prior to the date on which the Shares are issued.

5.         Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.  The terms of the Plan and this Award Agreement shall be binding upon the executors, heirs, successors and assigns of the Participant.

6.         Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, but not limited to, those contained in any consulting agreement, employment agreement or offer letter), and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.  This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Nevada.

7.         No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS

CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT, DIRECTORSHIP, OFFICERSHIP OR ENGAGEMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

8.         Interpretation / Provisions of Plan Control.  This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time.  If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly.  The Participant accepts the Option subject to all of the terms and provisions of the Plan and this Award Agreement.  The Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Award Agreement.

[Signatures appear on next page]

Participant acknowledges receipt of a copy of the Plan and this Award Agreement and represents that he or she understands all provisions of the Plan and the Award Agreement, and hereby accepts the Option subject to all of the terms and provisions thereof and hereof.  Participant has reviewed the Plan and this Award Agreement in their entirety and has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice of Stock Option Award.

PARTICIPANT		COMPANY

INVIVO THERAPEUTICS HOLDINGS CORP.

By:	/s/ Richard Toselli	By:	/s/ Mark D. Perrin
Name:	Richard Toselli	Name:	Mark D. Perrin
		Title:	Chairman & Chief Executive Officer

Stock Option Award Agreement (2015 Equity Incentive Plan)	Signature Page

EXHIBIT A

2015 EQUITY INCENTIVE PLAN
EXERCISE NOTICE

InVivo Therapeutics Holdings Corp.
One Kendall Square, Suite B14402

Cambridge, Massachusetts, 02139
Attention:  Chief Executive Officer

1.         Exercise of Option.  Effective as of today, ____________________, 20__, the undersigned (“Participant”) hereby elects to exercise Participant’s option to purchase _________ shares of the Common Stock (the “Shares”) of InVivo Therapeutics Holdings Corp., (the “Company”) under and pursuant to the 2015 Equity Incentive Plan (the “Plan”) and the Notice of Stock Option Award and Stock Option Award Agreement dated ________________, 20__ (collectively, the “Award Agreement”).

2.         Delivery of Payment.

(a)         [LEAVE BLANK IF USING SECTION 2(b) BELOW]  The Participant herewith delivers to the Company the full purchase price of the Shares, as set forth in the Award Agreement.  ____ (Initial here if the undersigned elects this alternative),

(b)         [LEAVE BLANK IF USING SECTION 2(a) ABOVE]  In lieu of exercising Participant’s Option for check, the undersigned hereby elects to effect the net issuance provision of Section 2(ii)(b) of the Award Agreement which accompanies this Notice of Exercise and receive ______ shares of Company Common Stock pursuant to the terms of the Award Agreement.  ___ (Initial here if the undersigned elects this alternative).

3.         Representations of Participant.  Participant acknowledges that Participant has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4.         Rights as Stockholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  The Shares shall be issued to the Participant as soon as practicable after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.         Tax Consultation.  Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares.  Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

Stock Option Award Agreement (2015 Equity Incentive Plan)	Exhibit A

6.         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, successors and assigns.

7.         Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or by the Company forthwith to the Board which shall review such dispute at its next properly called meeting.  The resolution of such a dispute by the Board shall be final and binding on all parties.

8.         Governing Law; Severability.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Nevada.

9.         Entire Agreement.  The Plan and Award Agreement are incorporated herein by reference.  This Exercise Notice, the Plan, and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

[Signatures appear on next page]

Stock Option Award Agreement (2015 Equity Incentive Plan)	Exhibit A

Submitted by:	Accepted by:

PARTICIPANT	INVIVO THERAPEUTICS HOLDINGS CORP.

By
Name:
Title:

Address:	Date Received:

Stock Option Award Agreement (2015 Equity Incentive Plan)	Exhibit A